VMware, Inc.
3401 Hillview Avenue Palo Alto, CA 94304 (877) 486-9273
www.vmware.com

January 23, 2016

Zane C Rowe

Dear Zane,

We are pleased to offer you a position with VMware, Inc. (the "Company") as Chief Financial Officer and Executive Vice President, commencing on a mutually agreed upon date to be determined (the "Hire Date"). You will report to me, Pat Gelsinger, the Company's Chief Executive Officer.

SALARY: Your annual salary of $750,000 will be paid semi-monthly in accordance with the Company's normal payroll procedures. The Company, in its sole discretion, may modify job titles, job duties, and managers from time to time as it deems necessary. As a full-time employee you will be eligible to participate in the Company's benefit plans and programs, which may be amended from time to time.

BONUS: You will be eligible to participate in VMware's Executive Bonus Program as it may be amended from time to time. You will be eligible for an annual target bonus opportunity of 100% of your eligible compensation. Pursuant to the terms and conditions set forth in VMware's Executive Bonus Program, any bonus for which you become eligible will be measured and funded on a semi-annual basis, with the actual payout based on achievement of VMware financial goals and your individual performance, as approved by the Compensation and Corporate Governance Committee of VMware's Board of Directors (the "Committee"). Any bonus payment for your initial period of employment will be prorated based on your actual start date. VMware reserves the right to modify or discontinue the Executive Bonus Program and/or your bonus opportunity at any time.

EQUITY: A recommendation will be made to the Committee that you be granted Restricted Stock Units ("RSUs")
and Performance Stock Units ("PSUs") as detailed below at a meeting of the Committee after your date of hire. Any equity awards granted to you will be subject to the approval of the Committee and will be governed by the terms and conditions of the applicable grant agreement and the VMware 2007 Equity and Incentive Plan (the
"2007 Plan").

Each RSU and PSU granted to you will have the target values set forth below (the "Target Value"). The number of RSUs and PSUs granted to you will be determined by dividing the Target Value by the average of the closing sale price per share of VMware Class A Common Stock for the 45 trading days ending on (and inclusive of) the last trading day of the month in which your employment commences.

The details of the grant recommendation are as follows:

Restricted Stock Unit Award
Your RSUs will have a target value of $3,750,000 (the "Target Value"). Subject to the terms of the
VMware 2007 Equity and Incentive Plan, these RSUs will vest over four years, commencing on the first day of the calendar month following the calendar month in which your employment begins (the " RSU Vesting Base Date") with 25% of the RSUs vesting on the 12-month anniversary of the RSU Vesting Base Date, and the remaining shares vesting 12.5% on each subsequent semi-annual anniversary of the RSU Vesting Base Date.

Performance Stock Unit Award
PSUs are performance-based equity awards that are convertible into a number of shares of VMware
Class A common stock based upon the level of performance achieved in comparison to predetermined

By accepting this offer below and becoming an employee of VMware, you will be expected to comply with the Company's rules and regulations, including but not limited to the Company's Business Conduct Guidelines, Harassment Policy, Equal Employment Policy, and VMware Employment Agreement , which requires, among other provisions, the assignment of patent rights to any invention made during your employment at VMware and non-disclosure of proprietary and confidential information both during and after your employment at the Company.

This offer letter, along with the VMware Employment Agreement, which includes the Employment, Confidential Information, Invention Assignment Agreement, VMware Harassment Policy, Statement of Policy on Equal Employment, and VMware Business Conduct Guidelines, contains all of the terms, promises, representations, and understandings between parties, and supersedes all other oral or written agreements or understandings between parties regarding these matters prior to the date hereof. By accepting this offer electronically below, you agree that you have received, read, understand and agree to comply with the enclosed VMware Employment Agreement, VMware Business Conduct Guidelines, Statement of Policy on Equal Employment, and VMw are Harassment Policy as a condition of your employment.

This offer is contingent upon the successful completion of the Company's background check and your verification of your legal right to work in the U.S. As a subsidiary of a US technology company, VMware is subject to certain restrictions on hiring nationals of the following countries: North Korea, Syria, Libya, Iran, Sudan, and Cuba. If you are a national of one of these countries, please contact the HR Shared Services Team at offers@vmware.com.

Any modification or amendment of this offer letter must be in writing and signed by an officer of the Company and you.

This offer expires seven (7) days from the date of this letter. To indicate your acceptance of the Company's offer, please sign and date where indicated below and return to me by e-mail.

We are looking forward to having you join VMware. If you have any questions between now and your first day, please do not hesitate to contact me.

Sincerely,
Pat Gelsinger
Chief Executive Officer

ACCEPTED AND AGREED to this 26th day of January, 2016.

/s/ Zane C. Rowe        Start Date: February 29, 2016
(Employee Signature)